Diamond Resorts International Eliminates External Management Structure with Hospitality Management and Consulting Service

- HM&C Becoming a Wholly-Owned Subsidiary of Diamond Resorts International –
- Diamond Resorts also Acquiring Exclusive Marketing Rights at Las Vegas Location from Chairman Stephen J. Cloobeck -

LAS VEGAS, Nevada, (January 6, 2015) — Diamond Resorts International, Inc., (NYSE: DRII) announced today that it has entered into an agreement to eliminate its external management structure with Hospitality Management and Consulting Service, LLC (“HM&C”), effective January 1, 2015.

As part of the agreement, Diamond Resorts is acquiring the HM&C entity for a de minimis amount, and as a result, HM&C is becoming a wholly-owned and consolidated subsidiary of Diamond Resorts. In addition, the Company has agreed with Stephen Cloobeck, founder and Chairman of Diamond Resorts and previous controlling owner of HM&C, to buy out the remaining term of Mr. Cloobeck’s services agreement with HM&C at a substantial discount. Diamond also agreed to acquire from Mr. Cloobeck certain exclusive marketing rights in a high traffic retail complex adjacent to the Company’s Polo Towers managed resort on the Las Vegas Strip. The Company will pay Mr. Cloobeck a total of $16.5 million in connection with these transactions.

In connection with these agreements, Mr. Cloobeck will be the Non-Executive Chairman of the Board at least through December 31, 2017, so long as he remains a director of the Company. The Company has agreed to pay to him a director's fee and health insurance coverage during his tenure as Chairman. Mr. Cloobeck remains the Company’s largest stockholder.

“We are pleased to have reached this agreement, which, commencing immediately, creates a more transparent management and compensation structure that is in line with best practices, simplifies certain aspects of our financial reporting, and maintains a cost structure that is beneficial to our shareholders,” stated David F. Palmer, President and Chief Executive Officer. “We are also pleased to have secured control, at an attractive price, over the marketing rights at a very strategic location next to one of our key sales centers at our popular Polo Towers resort. We appreciate Stephen’s continued support of the Company and look forward to his ongoing insight and commitment to hospitality as Chairman.”
The transactions announced today were reviewed and unanimously approved by the audit committee of the Board of Directors, which engaged independent advisors, including a nationally recognized independent valuation service provider, and by the disinterested members of the full Board of Directors.
Separately, effective as of December 31, 2014, Alan Bentley, Executive Vice President and Chief Financial Officer of Diamond Resorts, has withdrawn as a partner of Mackinac Partners, LLC, a financial advisory firm that provides consulting services to the Company.

About Diamond Resorts International®
Diamond Resorts International® has an ownership base of over 515,000 members. With a worldwide network of 313 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia and Africa, we provide guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide our members with access to 93 managed resorts, 214 affiliated properties and six cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit www.DiamondResorts.com.

Media Contact:
Stevi Wara
Diamond Resorts International, Inc.
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@DiamondResorts.com

Investor Contact:
Sloane & Company
Erica Bartsch
Tel: 1.212.446.1875
ebartsch@sloanepr.com